UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2014

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue, New York, New York (Address of principal executive offices)	10022 (Zip Code)

(212) 559-1000

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CITIGROUP INC.

Current Report on Form 8-K

Item 8.01 Other Events.

On December 9, 2014, Citi announced that it expects to incur legal and related charges of approximately $2.7 billion and repositioning costs of approximately $800 million in the fourth quarter of 2014.

The estimated $2.7 billion of legal and related charges result from continually evolving inquiries and investigations primarily relating to previously disclosed matters. These include foreign exchange investigations, LIBOR-related investigations and anti-money laundering and related compliance investigations.

The $800 million of repositioning costs are higher than anticipated as Citi identified additional opportunities to lower headcount and rationalize its real estate footprint.

Citi’s estimated legal and related charges for the fourth quarter of 2014 are based on currently available information and could change based on further developments. Citi will announce its fourth quarter of 2014 results on January 15, 2015.

Certain statements in this filing, including Citi’s estimated legal and related charges and repositioning costs for the fourth quarter of 2014, are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this filing, market, macroeconomic and operational conditions during the remainder of the fourth quarter of 2014, the continued evolution and ultimate resolution of the legal matters referred to above and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2013 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIGROUP INC.

Dated: December 9, 2014
	By:	/s/ Jeffrey R. Walsh
Jeffrey R. Walsh
Controller and Chief Accounting Officer

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